 EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of the 21st day of September, 2011 by and between INTERNATIONAL FUND SERVICES (N.A.), L.L.C. a Delaware limited liability company (“IFS”), and ASGI Corbin Multi-Strategy Fund, LLC (the "Fund" and together with IFS, the “Parties”).

W I T N E S S E T H:

WHEREAS, IFS is in the business of providing bookkeeping, fund accounting, and certain fund administration services to investment pools and investment managers and advisers; and

WHEREAS, the Fund is in the business of investing in securities, all as is more fully described in the Fund’s offering memorandum  (as the same may be amended, supplemented or otherwise modified from time to time) (the “Offering Memorandum”); and

WHEREAS, the Fund has appointed Alternative Strategies Group, Inc. (the “Adviser”) as the investment adviser to, and Corbin Capital Partners, L.P. as the sub-adviser of, the Fund (the “Sub-adviser); and

WHEREAS, the Fund requires certain middle office work and other related services ( the “Services”) with respect to certain accounts, including trade support services and fund accounting services as listed on Exhibit A attached hereto; and

WHEREAS, the Fund desires to retain IFS to perform such middle office work as described herein, and wishes to enter into this Agreement in order to set forth the terms and conditions upon which IFS will render and implement the services specified herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Duties of IFS.  From and after the date of this Agreement, IFS agrees to provide the Services to the Fund.  IFS shall not be responsible for any revisions to the methods of calculation prescribed by the Offering Memorandum with respect to the Services unless and until such revisions are communicated in writing to IFS.

2.           Duties of the Fund.

(a)           The Fund shall deliver to IFS (i) a certified copy of its limited liability company agreement  (as applicable and as the same may be amended, supplemented or otherwise modified from time to time), and (ii) the Offering Memorandum.

(b)           The Fund shall be responsible for accurately and timely supplying IFS with information reasonably needed in order for IFS to provide the Services set forth in Exhibit A.

(c)           The Fund shall be responsible for accurately and timely supplying IFS with complete financial and other information from third parties retained by the Fund which is necessary in order for IFS to provide the Services set forth in Exhibit A.

(d)           The Fund acknowledges that IFS is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice.

3.           Compensation.

(a)           In consideration of the Services to be rendered to the Fund by IFS under this Agreement, the Fund shall pay IFS a monthly service fee (“Service Fee”) as set forth in the fee schedule attached as Exhibit B hereto which may be amended from time to time with the written consent of the Fund and IFS.  The fees shall be accrued daily and billed monthly and shall be due and payable as noted below.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable within thirty (30) days after the date of termination of this Agreement.  In addition, the Fund shall reimburse IFS for certain approved out-of-pocket costs incurred in connection with this Agreement pursuant to Section 3(c) below; provided, however, that during the term of this Agreement IFS will bear all of its own office and personnel expenses in connection with the performance of its duties hereunder.

(b)           As soon as reasonably practicable following the end of each month, IFS shall forward to the Fund an itemized statement setting forth the calculation of the Service Fee due to IFS in respect to the prior month.  The Service Fee for such month will be due and payable by the Fund to IFS within thirty (30) days following receipt of the itemized statement.  If subsequently the amount of the Service Fee is revised or recalculated either as a result of (i) the recalculation of net assets or (ii) objections made by the Fund to such statement within twenty (20) business days of the receipt thereof, the Service Fee for the current month shall include appropriate adjustments to reflect the change in the Service Fee for the prior month.  If the Fund does not object to such itemized statement within twenty (20) business days of the receipt thereof, such statement shall for all purposes be deemed to be conclusively correct absent manifest error.

(c)           In addition, as soon as reasonably practicable following the end of each month, IFS shall forward to the Fund an itemized statement of all out-of-pocket costs incurred by IFS on behalf of the Fund in respect of the immediately preceding month which shall be limited to out-of-pocket expenses reasonably incurred by IFS for long distance telephone calls, courier, copying, postage, storage charged to IFS by third parties (on the basis of space actually used in storing the Fund’s books and records), printing, and other miscellaneous items in providing the Services.  If the Fund does not object to such statement within twenty (20) business days of the receipt thereof, such statement shall for all purposes be deemed to be conclusively correct, and the Fund shall pay the amount shown thereon to IFS within thirty (30) days after receipt of such statement.  If the Fund objects to such statement within twenty (20) business days of the receipt thereof, the Fund shall pay the portion of the amount shown in the statement not in dispute, and the Parties shall use their best efforts to resolve the disputed amount(s) as soon as possible.

4.           Non-Exclusivity.  The Services provided by IFS hereunder are not exclusive.  IFS currently renders and may render bookkeeping, fund accounting, trading support and other fund administration services, as well as provide other services, software and goods, to other clients during the term of this Agreement, and such services and goods may be the same or different or may rely on the same or different methods and programs as are utilized in the performance of the Services for the Fund.

5.           Confidentiality.

The Fund expects to disclose to IFS confidential accounting, customer, and other business records pursuant to the terms of this Agreement.  IFS expects to disclose certain confidential proprietary information to the Fund, including fees and the terms and provisions of this Agreement.  All such exchanges of information and any other exchanges of information between the Parties during the term of this Agreement are governed by that certain non-disclosure agreement dated November 11, 2010 between State Street Bank and Trust Company (an affiliate of IFS) and the Sub-adviser (the “NDA”).   The Parties also acknowledge their understanding that, notwithstanding the foregoing, this Agreement will be filed with the Securities and Exchange Commission and will be a matter of public record.

6.    Liability.

IFS shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder; provided, however, that IFS shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Fund unless caused solely by its own fraud,  gross negligence or willful misconduct or that of its agents, officers or employees.  IFS shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party (except for its agents, officers or employees), including other service providers to the Fund.

Without in any way limiting the generality of the foregoing, IFS shall in no event be liable for any loss, damages, costs or expenses arising from causes beyond its reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to the Fund resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, act of terrorism, or communications disruption; provided that IFS shall (i) maintain all equipment using industry standard preventive maintenance and back-up procedures; (ii) take all other reasonable measures to avoid or mitigate the consequences of any such failure to act, error or delay (including maintaining back up procedures, contingency plans, telecommunications and data processing services and vendor relationships and off-site facilities to minimize any risk of non-performance related to any such events) and (iii) resume performance as soon as practicable under the circumstances.

IFS shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to the Fund’s use of the services provided hereunder or the performance of or failure to perform IFS’ obligations under this Agreement, whether or not the possibility of such damage was disclosed to IFS or could have been reasonably foreseen by IFS and whether asserted on the basis of contract, tort (including negligence and strict liability) or otherwise.

IFS is authorized and instructed to rely upon the information it receives from the Fund or any third party service provider (including, without limitation, the Fund’s custodian(s), prime broker(s), and pricing services) authorized by the Fund to provide such information to IFS.  The Fund and any third party service provider from which IFS shall receive or obtain certain records, reports and other data included in the Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof.  IFS has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Fund as a result of IFS’ reasonable reliance on and utilization of such information.  IFS shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any third party service provider to provide it with the information required.

IFS shall have no liability and shall be kept indemnified by the Fund against any loss, liability, claim or expense resulting from the offer or sale of shares or other interests in the Fund in violation of any requirement under applicable securities laws or regulations including, but not limited to the laws of the United States.

Except as otherwise expressly agreed to in writing by IFS, IFS shall have no obligation to review, monitor or otherwise ensure compliance by the Fund with the investment policies, restrictions or guidelines applicable to them or any other term or condition of the Offering Memorandum.

7.           Representations and Warranties.

(a)           The Fund hereby represents and warrants to IFS as follows:

(i)           The Fund has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement and the Offering Memorandum.

(ii) The Fund has duly authorized and executed this Agreement, and upon delivery, this Agreement shall be binding on it and be enforceable against it in accordance with the terms of this Agreement, subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii)           The performance of the obligations under this Agreement by the Fund will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Fund is a party or by which the Fund is bound or to which any of the property or assets of the Fund are subject, or any order, rule, law, regulation, or other legal requirement applicable to the Fund or to the property or assets of the Fund.

(iv)           The Fund has materially complied and will continue to materially comply with all laws, rules, and regulations having application to its business, properties, and assets the violation of which could reasonably be expected to materially adversely affect the Fund’s  performance of its obligations under this Agreement.

(v)           The Fund is duly organized and validly existing under the laws of the State of Delaware.

(vi)            There is no administrative, civil or criminal proceeding pending or to its knowledge, threatened against the Fund that could reasonably be expected to have a material adverse effect on the Fund’s business or financial condition.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time the Fund shall become aware of the occurrence of any event which would make any of the foregoing materially incomplete or inaccurate, the Fund shall promptly notify IFS of the occurrence of such event.

(b)           IFS hereby represents and warrants to the Fund as follows:

(i)           IFS has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(ii) IFS has duly authorized and executed this Agreement, and upon delivery, this Agreement shall be binding on it and be enforceable against it in accordance with the terms of this Agreement; subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii)           The performance of the obligations under this Agreement by IFS will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which IFS is a party or by which it is bound or to which any of the property or assets of IFS is subject, or any order, rule, law, regulation, or other legal requirement applicable to IFS or to the property or assets of IFS.

(iv)           IFS has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets, the violation of which could materially adversely affect IFS’ performance of its obligations under this Agreement.

(v)           IFS is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

(vi)           There is no administrative, civil or criminal proceeding pending or to its knowledge, threatened against IFS that could reasonably be expected to have a material adverse effect on IFS’ business or financial condition.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time IFS shall become aware of the occurrence of any event which would make any of the foregoing materially incomplete or inaccurate, IFS shall promptly notify the Fund of the occurrence of such event.

8.           Indemnification.

(a) The Fund shall indemnify, hold harmless and defend IFS from and against any loss, liability, claim or expense (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) suffered or incurred by IFS in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of (i) the acts or omissions of the Fund or any third party agent not selected by IFS whose data or services IFS must rely upon in performing its duties hereunder, (ii) the offer or sale of shares or other interests in the Fund in violation of any requirement under any applicable securities laws or regulations including, but not limited to, the laws of the United States, or (iii) acting upon any instructions reasonably believed by it to have been duly authorized by the Fund; provided, however, that the Fund shall have no obligation to so indemnify, hold harmless or defend IFS with respect to any

Losses resulting from the fraud, gross negligence or willful misconduct of IFS or its officers, employees or agents under this Agreement.

Notwithstanding the foregoing, the Fund shall not be liable to IFS for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees), whether or not the possibility of such damage was disclosed to the Fund or could have been reasonably foreseen by the Fund and whether asserted on the basis of contract, tort (including negligence and strict liability) or otherwise.

(b) The indemnification obligations of this Section 8 shall survive termination of this Agreement.

9.           Proper Instructions.   The term “Proper Instructions” shall mean instructions received by IFS from the Fund, the Adviser, the Sub-adviser or any person duly authorized by the Fund.  Such instructions may be in writing signed by the authorized person or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means as may be agreed upon from time to time by IFS and the party giving such instructions (including, without limitation, oral instructions).  All oral instructions shall be promptly confirmed in writing.  The Fund shall set forth in Exhibit C the names and specimen signatures of such persons authorized to give Proper Instructions, which may be amended from time to time by written notice to IFS.  IFS shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Fund to the contrary.  IFS may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Fund.  The Fund shall use reasonable efforts to give timely Proper Instructions to IFS in regard to matters affecting its duties under this Agreement.

At any time, IFS may apply to any officer of the Fund for instructions and may also, subject to receiving prior written consent from the Fund, consult with its own legal counsel or outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by IFS under this Agreement.  IFS shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund.  Nothing in this paragraph shall be construed as imposing upon IFS any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

10.           Term.           This Agreement shall commence on the date hereof and shall continue in full force and effect through December 31, 2011 and thereafter will be automatically extended for one year terms; provided, however, that either party may terminate pursuant to Section 11 below.

11.           Termination.                      This Agreement shall terminate upon at least ninety (90) days written prior notice from one party to the other party; provided, however, that either party may terminate this Agreement immediately if (i) the other party commits any breach of its obligations under this Agreement and shall fail, within 30 days of receipt of written notice served by the non-breaching party requiring it to do so, to cure such breach; or (ii) the other party goes into liquidation or if a receiver is appointed with respect to any of such party’s assets; or (iii) the notifying party, acting reasonably and in good faith, believes that the other party (including any employees or agents) has committed or will commit fraud in relation to the Fund.

Upon termination and settlement of any amounts due under this Agreement, IFS shall return to the Fund any Confidential Information provided by the Fund to IFS pursuant to this Agreement upon request; provided IFS shall have the right to keep copies of Confidential Information in order for it or any of its affiliates to observe the regulatory or legal obligations that it is subject to.  All reasonable costs related to the transfer of data to the Fund will be borne by the Fund unless termination of this Agreement leading to the data transfer is due to IFS’ breach of the terms of this Agreement.

IFS agrees to reasonably assist the Adviser, the Sub-Adviser and the Fund following a termination of this Agreement under Section 11 with any transitioning of the Services as reasonably requested by the Adviser, the Sub-Adviser or the Fund; provided that IFS shall charge the Fund fees for such transitional services as mutually agreed upon between the parties and notwithstanding the termination of this Agreement, the terms hereof shall continue to apply in relation to the aforementioned service(s) until such services have been completed by IFS.

    12.   Compliance with Governmental Rules and Regulations.

The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to them.

13.           Records.  IFS shall create and maintain all records relating to the Services provided hereunder.  IFS agrees that all records for the Fund shall be the property of the Fund, that it will maintain the confidentiality of all such records, and that it will surrender promptly to the Fund any of such records upon request.  IFS further agrees that it shall arrange for the preservation of all such records (or electronic reproductions of such records) for a period of six (6) years from the end of the fiscal year during which the last entry was made on such record, or as may be required pursuant to applicable law, and not arrange for the destruction of such records without the prior written consent of the Fund.

14.Successor Agent.  If a successor to IFS shall be appointed by the Fund then the Fund shall deliver to IFS a written order designating the successor agent and IFS shall upon termination of this Agreement deliver to such successor agent at the office of IFS all books and records of account of the Fund maintained by IFS hereunder.  In the event this

Agreement is terminated by either party without the appointment of a successor agent, IFS shall, upon receipt of Proper Instructions and at the reasonable expense of the Fund, deliver such properties in accordance with such instructions.

In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to IFS on or before the effective date of such termination, then IFS shall have the right, at the reasonable expense of the Fund, to deliver to the offices of the Fund all property of the Fund held by IFS hereunder.

15. Appointment of Agents.  IFS may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that, (i) the employment of such agents shall not reduce the obligations or liabilities of IFS hereunder, (ii) IFS shall exercise reasonable care in the selection and monitoring of such agents, (iii) upon request by the Fund, IFS shall provide the Fund with a list of any agents or third parties retained by IFS to provide Services to the Fund, and (iv) such agents are subject to the same confidentiality obligations as IFS with respect to information provided by or related to the Fund.

16.           Entire Agreement.  This Agreement and all exhibits and schedules hereto, together with the NDA, constitute the entire agreement between the Parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the Parties unless it shall be in writing and signed by the party against whom enforcement is sought.

17.             Assignment.  This Agreement shall not be assigned by either party hereto without the prior express written consent of the other party.

18.           Amendment; Waiver.  This Agreement shall not be amended except by a writing signed by the Parties hereto.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties hereto or from any failure by either Party hereto to assert its rights hereunder on any occasion or series of occasions.

19.           Notices.  All notices shall be in writing and shall be deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, by e-mail correspondence, or by registered or certified mail return receipt requested.  Such notice shall be directed, and addressed as follows (or to such address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to IFS:
International Fund Services (N.A.), L.L.C.
1290 Avenue of the Americas
10th Floor
New York, NY 10104
Phone #:  212-339-2740
Fax#:  212-339-2858

Attn.:  Patrick Hughes
e-mail: corbinta@ifs.statestreet.com

If to the Fund:
c/o Corbin Capital Partners, L.P.
590 Madison Avenue, 31st Floor
New York, NY 10022
Fax#:   212-634-7371
Attn.: General Counsel
e-mail: notices@corbincapital.com

With a duplicate to:
Alternative Strategies Group, Inc.
[To Be Provided]

20.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

21.           Consent to Jurisdiction.  The Parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within the City and State of New York.  Accordingly, the Parties consent and submit to the jurisdiction of the courts and any applicable arbitral body located within the City and State of New York.  The Parties further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the federal or state courts, or if appropriate before any applicable arbitral body, located within the City and State of New York.

22.           Survival.  In the event of termination of this Agreement, Sections  5, 8 and 23 shall survive in effect, as applicable, and any outstanding fees and expenses incurred through the termination date will be paid to IFS in accordance with Section 3 hereof.

23.	Non-Solicitation.

During the term of this Agreement, and for a period of one (1) year after the termination hereof, the Fund and the Adviser shall not, directly or indirectly, either for themselves or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who currently is, or during the six (6) month period (i) prior to the termination of this Agreement or (ii) prior to the solicitation by the applicable Fund or the Adviser, was known by the Fund or the Adviser to be in the employ of IFS and/or its affiliates.

The Fund and the Adviser acknowledge and agree that due to the uniqueness of the services to be provided by IFS employees, and the confidential nature of the information IFS' employees will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of IFS.  The Fund and the Adviser expressly acknowledge the importance to IFS of the covenants set forth in this Section 23, and recognize that IFS would not enter into this Agreement and would not permit the Adviser access to IFS' services without the Fund’s and the Adviser’s consent hereto.

24.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25.           Headings.  Headings to sections and subsections in this Agreement are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

26.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  The Parties shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the original intent of the Parties.

27.           No Third Party Beneficiaries.  This Agreement is not intended to and shall not convey any rights to persons not a party to this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

INTERNATIONAL FUND SERVICES (N.A.), L.L.C.

By:	/s/Sandra Gilston
	Name:	Sandra Gilston
	Title:	Authorized Signatory

ASGI Corbin Multi-Strategy Fund, LLC

By:	/s/Adam Taback
	Name:	Adam Taback
	Title:	President

With respect to Section 23 only:

Alternative Strategies Group, Inc.

By:	/s/Adam Taback
	Name:	Adam Taback
	Title:	President

EXHIBIT A
The Services

I Trade Support Services
• Manually process trades sent electronically (Email, fax) by Sub-adviser acting on behalf of the Fund daily on trade-date. The trades from the Sub-adviser will include core components of the trade including but not limited to security identifier, quantity, price, strategy, and other pertinent information required to process each trade.
• Trades that are supported by 3rd party processing/matching conduits (ie Mark-it, DTCC, Swaps Wire, etc.) will be booked by the Sub-adviser into those portals and verified by IFS based on details transmitted electronically by the Sub-Adviser.
• Perform best efforts confirmation for non-DTC eligible securities where a 3rd party processing/matching conduit (ie Mark-it, DTCC, Swaps Wire, etc.) is not supported (electronic, telephonic or hardcopy) based upon the trades transmitted by the Investment Manager and trade details provided by the Fund’s approved counterparties.
• Transmit trade details received from the Sub-adviser for applicable security types (non-OTC) to prime brokers on trade-date and resolve any discrepancies in data transfer on trade-date.
• Gather prices for portfolio securities daily, where possible, from third party pricing sources approved by the Fund, pursuant to pricing methodologies approved by the Fund, or as otherwise directed by the Fund.
• Provide settlement instructions received from the Sub-adviser, for applicable security types, to prime brokers and custodians.
• Monitor trade fails with prime brokers, counterparties and the Sub-adviser including review of prime broker/custodian fail or mismatch reports.
• Track status of unsigned, inaccurate and missing OTC confirmations and provide Sub-Adviser with a weekly status report.
• Calculate all collateral movements required in accordance with the terms specified in the ISDA, PSA and ISMA agreements, as received by IFS.
• Produce a daily cash projection report of all expected cash receipts and payments of the Fund.
• As authorized, direct and monitor cash and collateral payments for trade settlements.
• Other customary trade support services.

II Fund Accounting
• Gather prices for portfolio securities daily, where possible from third party pricing sources approved by the Fund, pursuant to pricing methodologies approved by the Fund, or as otherwise directed by the Fund.
• Record and process all corporate actions on ex-date (i.e. stock splits, cash and stock dividends, coupon payments and corporate reorganizations).
• Prepare and provide daily reconciliation of cash, trades and positions to Prime Broker and Custodians on T+1, subject to the receipt of information from third parties.
• Prepare and provide daily position, estimated P&L and activity reporting on T+1, subject to the receipt of information from third parties.
• Prepare and provide daily/monthly aggregated position level reporting to Adviser and the Sub-adviser.